SKAPARS & MORIN
                               COUNSELLORS AT LAW

                                 101 ARCH STREET
                        BOSTON, MASSACHUSETTS 02110-1119

FACSIMILE:  617/439-0933                               TELEPHONE: 617/439-0929

                                  JUNE 19, 1996

M/A-COM, Inc.
1011 Pawtucket Boulevard
Lowell, Massachusetts 01853-3295

Attention:  Benefits Committee

Re:  TAX QUALIFICATION AND ERISA COMPLIANCE OF MERIT PLAN OF BENEFITS

Ladies/Gentlemen:

     You have asked for our opinion respecting the compliance of the MERIT Plan of Benefits (the "MERIT Plan"), containing a cash or deferred arrangement under section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"), with the requirements of the Code and of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") that are applicable to the MERIT Plan. In preparing this opinion, we have examined the 1994 Amendment and Restatement of the MERIT Plan; the MERIT Plan of Benefits Trust Agreement between M/A-COM, Inc. and Vanguard Fiduciary Trust Company (the "Trust Agreement"); Amendment No. 1 to the MERIT Plan, adopted December 31, 1995; Amendment No. 2 to the MERIT Plan, adopted June 11, 1996; Amendment No. 1 to the Trust Agreement, adopted December 20, 1991; Amendment No. 1 [erroneously numbered] to the Trust Agreement, adopted December 24, 1993; Amendment No. 3 to the Trust Agreement, adopted June 11, 1996; and the most recent favorable determination from the Internal Revenue Service regarding the qualification of the MERIT Plan, dated September 20, 1995.

     The September 20, 1995 determination letter ruled favorably on the qualification of the MERIT Plan, as then reflected in the 1994 Amendment and Restatement of the MERIT Plan. Amendment No. 1 to the 1994 Amendment and Restatement of the MERIT Plan added a provision permitting corrective distributions of contributions to the MERIT Plan that are determined to exceed the limitations of section 415 of the Code, and a provision giving credit under the MERIT Plan for all hours of service with AMP Incorporated. Amendment No. 2 to the 1994 Amendment Restatement of the


SKAPARS & MORIN

M/A-COM, Inc.
Attention: Benefits Committee
June 19, 1996
Page 2

MERIT Plan made various amendments to the Plan's eligibility requirements, timing of entry and reentry into the Plan, and employee contribution and investment options and procedures; and revised certain sections of the MERIT Plan to reflect the acquisition of M/A-COM, Inc. by AMP Incorporated. Amendment No. 3 to the Trust Agreement conformed the language of the Trust Agreement to that of the MERIT Plan as regards investments in "Company Stock."

     Complete assurance that the MERIT Plan and the trust created under the Trust Agreement to give it effect (together the "Plan/Trust") complies in form with the requirements for qualification under the Internal Revenue Code can only be obtained by means of a determination letter from the Internal Revenue Service, and no assurance can be given that the Internal Revenue Service or the
U. S. Department of Labor might not take a contrary position as to the tax qualification and ERISA compliance of the Plan/Trust. Nevertheless, we are of the opinion that, as of the date hereof, the Plan/Trust, as amended as described above, complies in form with all applicable requirements for qualification under the Code and with all provisions of ERISA that apply to the Plan/Trust.

                                          Very truly yours,
                                          SKAPARS & MORIN


                                              /s/ Charles H. Morin, Jr.
                                          By:_____________________________
                                              Charles H. Morin, Jr.


cc:  David Henschel, Esquire
     AMP Incorporated